Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE SGI REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. (October 25, 2005)—Silicon Graphics (NYSE: SGI) today announced results for its first fiscal quarter which ended September 30, 2005.

Revenue for the first quarter fiscal year 2006 was $170 million, gross margin was 37.8% and the operating loss was $26 million. For comparison, in the first quarter FY05, revenue was $175 million, gross margin was 35.9% and the operating loss was $26 million. The first quarter fiscal year 2006 net loss was $32 million or $0.12 per share, compared with a net loss of $28 million or $0.11 per share one year ago.

GAAP operating expenses for the first fiscal quarter were $90 million compared with $89 million in the same quarter last year. Non-GAAP operating expenses were $83 million in the first quarter compared with $86 million the same quarter last year excluding restructuring charges of $7 million and $3 million, respectively.

“We achieved several important goals in the first quarter,” said Bob Bishop, chairman and chief executive officer. “We grew revenue from core products year over year, exceeded our margin targets, secured new financing and are on-track with our restructuring plans. We still have work to do, but we are making progress.”

Unrestricted cash, cash equivalents and marketable investments on September 30, 2005 were $77 million as compared with $64 million at the end of fiscal 2005.

Separately, SGI today announced that it has completed a new asset based credit facility with Wells Fargo Foothill, Inc. and Ableco Finance LLC that will provide availability of up to $100 million. This agreement replaces the previous facility which provided availability of up to $50 million. For more details, see today’s related release “SGI Completes Increased $100 Million Credit Facility.”

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is (800) 289-0533 or (913) 981-5525 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at 1-(888) 203-1112 (passcode: 9181714) or (719) 457-0820 (passcode: 9181714) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI’s Web site at www.sgi.com/company_info/investors/. This release contains non-GAAP financial measures. Management believes that a non-GAAP presentation of operating expenses is useful to investors to facilitate period to period comparisons of SGI’s operating results. The Investor Relations section on our web site at www.sgi.com/company_info/investors provides comparable GAAP financial measures and the related reconciliation.

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Telephone 650.960.1980

sgi.com

MEDIA CONTACT

Caroline Japic

caroline@sgi.com

650.933.7210

INVESTOR CONTACT

Beth Howe

bhowe@sgi.com

650.933.8279

SGI PR HOTLINE

650.933.7777

SGI PR FACSIMILE

650.933.0283

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Forward-Looking Statements

SGI Reports Third Quarter Financial Results/2

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. The company’s future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; dependence on third party partners and suppliers; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results and cash flows; failure to maintain compliance with debt covenants; and failure to maintain adequate cash resources for the operation of the business. These and other risks are detailed from time to time in SGI’s periodic reports that are filed with the Securities and Exchange Commission, including SGI’s annual report on Form 10-K for the year ended June 24, 2005. Silicon Graphics is under no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc. (NYSE: SGI), is a leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate, providing technologies for homeland security and defense, or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI and the SGI logo are registered trademarks and The Source of Innovation and Discovery and Silicon Graphics Prism are trademarks of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended
	Sept. 30, 2005	Sept. 24, 2004
	(unaudited)
Product and other revenue	$81,942	$92,135
Product revenue from related party (1)	16,826	5,851
Service revenue	70,909	77,421

Total revenue	169,677	175,407
Costs and expenses:
Cost of product and other revenue	67,360	65,785
Cost of service revenue	38,172	46,692
Research and development	23,365	23,306
Selling, general and administrative	59,866	62,717
Other operating expense, net (2)	7,185	3,166

Total costs and expenses	195,948	201,666

Operating loss	(26,271)	(26,259)

Interest expense	(3,475)	(5,136)
Interest and other income (expense), net	(1,828)	(266)

Loss from continuing operations before income taxes	(31,574)	(31,661)

Income tax provision (benefit)	497	(3,732)

Net loss from continuing operations	(32,071)	(27,929)

Discontinued operations:
Net loss from discontinued operations, net of tax	—	(276)

Net loss	$(32,071)	$(28,205)

Net loss per common share - basic and diluted:
Continuing operations	$(0.12)	$(0.11)
Discontinued operations	—	(0.00)

Net loss per common share - basic and diluted	$(0.12)	$(0.11)

Shares used in the calculation of net loss per common share - basic and diluted	266,761	262,039

(1)	Represents product sales to SGI Japan, a related party for which we own a 24% equity interest at September 30, 2005 and owned a 40% equity interest at September 24, 2004.
(2)	Represents a net charge for estimated restructuring costs and charges associated with the impairment of assets.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sept. 30, 2005	June 24, 2005 (1)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$77,163	$64,247
Short-term marketable investments	121	39
Short-term restricted investments	40,299	39,757
Accounts receivable, net	69,849	93,335
Inventories	66,462	75,662
Prepaid expenses and other current assets	32,227	43,431

Total current assets	286,121	316,471

Restricted investments	414	413

Net property and equipment	50,303	56,257

Other assets	73,124	79,004

	$409,962	$452,145

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$52,930	$58,075
Accrued compensation	30,346	34,062
Income taxes payable	2,810	2,689
Other current liabilities	73,308	72,530
Current portion of long-term debt	3,267	1,820
Current portion of deferred revenue	82,195	98,305

Total current liabilities	244,856	267,481

Long-term debt	260,719	261,992
Long-term deferred revenue	50,240	36,188
Other liabilities	76,648	77,672

Total liabilities	632,463	643,333

Total stockholders’ deficit	(222,501)	(191,188)

	$409,962	$452,145

(1)	Derived from audited financial statements.